Exhibit 10.2

BEACON ROOFING SUPPLY, INC. 2004 STOCK PLAN
(As Amended and Restated Effective February 8, 2011)

RESTRICTED STOCK AWARD AGREEMENT

A Restricted Stock Award (the “Award”) granted by Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), to the employee named in the attached Award letter (the “Grantee”), of common stock, par value $.01 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Beacon Roofing Supply, Inc. 2004 Stock Plan, as amended and restated effective February 8, 2011 (the “Plan”), a copy of which is attached hereto and the terms of which are hereby incorporated by reference:

1.           Acceptance by Grantee.  The receipt of the Award is conditioned upon its acceptance by the Grantee in the space provided therefor at the end of this Agreement and the return of an executed copy of this Agreement to the General Counsel of the Company no later than _______________.  If the Grantee shall fail to return this executed Agreement by the due date, the Grantee’s Award shall be forfeited to the Company.

2.           Transfer Restrictions.  None of the shares of Common Stock subject to the Award (“Award Shares”) shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee (or the Grantee’s estate or personal representative, as the case may be), until such restrictions lapse in accordance with Section 3 below.

3.           Lapse of Restrictions.  (a) Except as described in Sections 3(b) and 3(c), the restrictions set forth in Section 2 above shall lapse on the Determination Date, as defined in Section 4 below with respect to the Award Shares.

(b)           To the extent the restrictions set forth in Section 2 have not lapsed in accordance with Section 3(a):

(i)           In the event that the Grantee’s employment with the Company and all affiliates terminates due to the Grantee’s death or disability, such restrictions shall lapse on the date of such termination.  For this purpose “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(ii)           In the event that the Grantee’s employment with the Company and all affiliates terminates due to the Grantee’s retirement, such restrictions shall lapse on the Determination Date, or if earlier, the date of the Grantee’s death, in which case the restrictions shall lapse on the date of such death, and the Award shall not be adjusted as described in Section 4.  For this purpose, “retirement” means termination of the Grantee’s employment for any reason other than cause (as determined by the Company in its sole discretion) on or after the Grantee’s attainment age of 65.

(c)           The Award shall be forfeited to the Company upon the Grantee’s termination of employment with the Company and all affiliates for any reason other than the Grantee’s death, disability or retirement (as described in Section 3(b) above) that occurs prior to the date the restrictions lapse as provided in Section 3(a) above.

(d)           In the case of a Grantee who is also a Director, if the Grantee’s employment with the Company and all affiliates terminates before the restrictions set forth in Section 2 have lapsed, but the Grantee remains a Director, the Grantee’s service on the Board will be considered employment with the Company and the Grantee’s Award will continue to vest while his service on the Board continues. Any subsequent termination of service on the Board will be considered termination of employment and vesting will determined as of the date of such termination of employment.

The foregoing provisions of this Section 3 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company, and the provisions in such employment security agreement or severance agreement concerning the lapse of restrictions of an Award in connection with the Grantee’s termination of employment shall supercede any inconsistent or contrary provision of this Section 3.

4.           Adjustment of Award. The number of shares of Common Stock subject to the Award as described in the Award letter shall be adjusted by the Committee after the end of the three-year performance period that begins on _______ and ends on ________, in accordance with in the Long-Term Incentive Plan established under the Plan (the “LTIP”).  The date that the Committee determines the level of performance goal achievement applicable to such Award is the “Determination Date”. Any Award subject to restrictions that lapse in accordance with Section 3(b)(i) prior to the Determination Date shall not be adjusted pursuant to the LTIP. The particular performance criterion that applies to the Award is set forth in Exhibit A to this Agreement.

5.           Forfeiture of Award.  Notwithstanding the foregoing provisions of this Agreement, and except as described in Section 3(b), a Grantee’s Award shall be forfeited to the Company if the Grantee does not remain in continuous employment until the Determination Date.

6.           Withholding Taxes.  The Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any certificate for Award Shares.  Payment of such taxes may be made by one or more of the following methods:  (a) in cash, (b) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of tax to the Company from the proceeds of the sale of shares subject to the Award, (c) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (d) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (e) by certifying to ownership by attestation of such previously owned Common Stock.

7.           Rights as Stockholder.  The Grantee shall be entitled to all of the rights of a stockholder of the Company with respect to the Award Shares, including the right to vote such shares and to receive dividends and other distributions payable with respect to such Award Shares from the Award Date; provided, however that the dividends or other distributions shall be accumulated and held by the Company until the Determination Date and shall be paid to the Grantee in cash at the time and to the extent the restrictions on the Award Shares lapse.  The amount of dividends payable to the Grantee shall be adjusted to reflect the adjustment made to the Award Shares pursuant to Section 4 of this Agreement.

8.           Share Delivery.  Delivery of the Award Shares will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent.  Following the Determination Date, and provided that the Grantee has complied with all obligations and conditions set forth in the Plan and this Agreement, the Company shall, upon written request from the Grantee (or his estate or personal representative, as the case may be), issue certificates in the name of the Grantee (or his estate or personal representative) representing such Award Shares.

9.           Section 83(b) Election.  The Grantee may make an election pursuant to Section 83(b) of the Internal Revenue Code to recognize income with respect to the Award Shares before the restrictions lapse, by filing such election with the Internal Revenue Service within 30 days of the Award Date and providing a copy of that filing to the Company.

10.         Administration.  The Award shall be administered in accordance with such regulations as the Committee shall from time to time adopt.

11.         Governing Law.  This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement is executed by the Company this __th day of ________, _____, effective as of the ___day of ________, _____.

BEACON ROOFING SUPPLY, INC.

AGREED AND ACCEPTED:

GRANTEE

Date:

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